UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 30, 2010

ACTUANT CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13000 W. Silver Spring Drive
Butler, Wisconsin 53007

Mailing address:  P.O. Box 3241, Milwaukee, Wisconsin  53201

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (414) 352-4160
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2010, Actuant Corporation (“Actuant”) and Masterhold B.V. (the “Seller”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”), pursuant to which Actuant will, subject to the terms and conditions of the Share Purchase Agreement, acquire all of the outstanding share capital of Mastervolt International Holding B.V. (“Mastervolt”).  In consideration for the Mastervolt shares, Actuant will pay approximately one hundred and fifteen million euros (EUR 115,000,000).

The Share Purchase Agreement contains customary representations and warranties of the Seller, including, among others, with respect to: corporate organization, capitalization, corporate authority, financial statements, compliance with law, legal proceedings, absence of certain changes, taxes, employee matters, intellectual property, product liability, and certain contracts.  The Seller has agreed to cause Mastervolt to conduct its business in the ordinary course until the transaction is completed.

Consummation of the share purchase is subject to certain customary closing conditions, including obtaining any required action from competition authorities in Germany, accuracy of the representations and warranties of the Seller, and compliance with the Share Purchase Agreement.

The Share Purchase Agreement contains certain termination rights in favor of the Seller and Actuant, as the case may be, applicable (i) upon March 31, 2011, if the transaction has not been completed by that time, and (ii) upon a failure of satisfaction or waiver of the closing conditions.

The foregoing description of the transaction and the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, which is attached hereto as Exhibit 2.1, and is incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

2.1	Share Purchase Agreement, dated November 30, 2010, by and between Masterhold B.V. and Actuant Corporation.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: December 1, 2010
/s/ Andrew G. Lampereur
Name: Andrew G. Lampereur Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
2.1	Share Purchase Agreement, dated November 30, 2010 by and between Masterhold B.V. and Actuant Corporation.